Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Lippert / Heilshorn & Associates, Inc. Moriah Shilton, Vice President 415.433.3777 ir@semitool.com

Semitool Announces Fiscal Second Quarter 2005 Results
— Bookings Up 10 Percent Versus Prior Quarter —

KALISPELL, MT – April 26, 2005 – Semitool, Inc. (NASDAQ: SMTL), a manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for the fiscal second quarter and six-month period ended March 31, 2005.

        Revenue for the fiscal second quarter was $46.3 million, up 34 percent compared to the second quarter fiscal 2004 revenue of $34.6 million, which included $7.5 million in license fee income. The second quarter gross margin was 51.9 percent, compared to 64.5 percent (54.7 percent exclusive of license fee income) in the year ago second quarter. Net income for the period was $2.5 million, or $0.09 per diluted share, compared to net income of $4.1 million or $0.14 per diluted share ($0.03 loss per diluted share exclusive of the license fee income) in the second quarter of fiscal 2004.

        “Second quarter’s shipments of $48.9 million included 11 RaiderTM tools or 53 percent of shipments,” said Ray Thompson, chairman and chief executive officer of Semitool. “We expect to ship 20 Raiders during this quarter. Also, we are encouraged by the growing interest in Semitool’s unique wafer thinning technology. We continue to run samples for new, potential customers.”

        Larry Murphy, Semitool’s president and chief operating officer, said, “Our focus on Asia over the past year is yielding results. Asian bookings increased 27 percent compared with the first six months of fiscal 2004. We expect the selling resources we added in the second quarter will further our growth in the Asian region. It is notable that international sales are an increasing percentage of our business, as in the last six months 74 percent of sales came from outside of North America.”

        Revenue for the six-month period ended March 31, 2005 was $95.2 million, compared to $63.2 million for the six-month period ended March 31, 2004. Net income for the period was $7.5 million, or $0.26 per diluted share, compared to net income of $4.8 million, or $0.17 per diluted share, for the same period last year.

        Bookings for the second quarter of 2005 were $46.0 million, compared with $42.0 million in bookings in the first quarter of 2005. Shipments for the second quarter of fiscal 2005 were $48.9 million. At March 31, 2005, deferred revenue was $28.9 million and the company’s shipping backlog was $45.7 million.

        Cash, cash equivalents and marketable securities were $24.0 million at March 31, 2005, compared to $19.3 million at the end of the first quarter of fiscal 2005.

Financial Guidance

        Semitool expects third quarter 2005 revenue to be in the range of $44 million to $48 million. Earnings per diluted share for the third quarter of fiscal 2005 are expected to range from $0.03 to $0.06. Shipments are expected to be in the range of $50 million to $55 million. The company narrows its full-year revenue guidance to $180 million to $195 million, as Raider tools gain repeat customers and greater market share.

Conference Call Information

        Semitool will host an investor conference call today at 5:00 p.m. Eastern Time. To access the conference call, please dial 800-901-5226, or 617-786-4513 for international callers, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet at Semitool’s website, www.semitool.com. You may access a replay of the conference call from 7:00 p.m. ET on April 26, 2005 until April 28, 2005 at 11:59 p.m. ET by dialing 888-286-8010, or 617-801-6888 for international callers, with a passcode of 46007064. A replay of the call will also be available for a period of 90 days on Semitool’s website.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) the expected shipment of 20 Raiders during the third quarter fiscal 2005, (ii) the growing interest in our wafer thinning technology, (iii) the expectation that additional resources in Asia will further our growth there and (iv) financial guidance for the third quarter and fiscal year 2005, including anticipated revenue, earnings per share and shipments. Also, bookings, shipments, backlog and deferred revenue are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2004. Many factors can adversely affect an expected level of shipments, such as cancellations and push-backs, and growth in Asia is subject to the overall market there and customer preference for our tools, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products and the risks associated with competing on a global basis. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

— Tables Follow —

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004
Net sales	$46,336	$34,606	$95,158	$63,241
Cost of sales	22,269	12,285	47,659	25,314

Gross profit	24,067	22,321	47,499	37,927

Operating expenses:
Selling, general and administrative	15,067	12,380	30,410	23,512
Research and development	5,021	3,660	9,268	7,061

Total operating expenses	20,088	16,040	39,678	30,573

Income from operations	3,979	6,281	7,821	7,354
Other income (expense), net	(265)	(146)	3,065	(118)

Income before income tax	3,714	6,135	10,886	7,236
Income tax provision	1,225	2,025	3,406	2,388

Net income	$2,489	$4,110	$7,480	$4,848

Earnings per share:
Basic	$0.09	$0.14	$0.26	$0.17

Diluted	$0.09	$0.14	$0.26	$0.17

Weighted average common shares:
Basic	28,706	28,552	28,694	28,509
Diluted	29,157	29,186	29,082	29,095

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	March 31, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$20,241	$16,368
Marketable securities	3,745	5,986
Trade receivables, net	42,072	52,307
Inventories	58,015	55,432
Prepaid expenses and other current assets	12,406	14,676

Total current assets	136,479	144,769
Property, plant and equipment, net	31,577	29,203
Other assets, net	7,509	7,328

Total assets	$175,565	$181,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$19,231	$21,834
Other current liabilities	33,912	44,648

Total current liabilities	53,143	66,482
Long-term liabilities	4,566	4,975

Total liabilities	57,709	71,457

Shareholders' equity:
Common stock	49,572	49,222
Retained earnings	68,493	61,013
Accumulated other comprehensive loss	(209)	(392)

Total shareholders' equity	117,856	109,843

Total liabilities and shareholders' equity	$175,565	$181,300